Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

800-348-1074, ext. 3333

Carrols Restaurant Group, Inc. Names Tim Taft

CEO of Fiesta Restaurant Group, Inc.

Syracuse, New York — (Businesswire) – July 21, 2011 — Carrols Restaurant Group, Inc. (Nasdaq: TAST), today announced the hiring of Timothy Taft as Chief Executive Officer of Fiesta Restaurant Group, Inc. effective August 15, 2011. Fiesta Restaurant Group, an indirect, wholly-owned subsidiary of Carrols Restaurant Group, owns and operates the Taco Cabana and Pollo Tropical restaurant businesses. Carrols Restaurant Group previously announced that it plans to spin-off Fiesta Restaurant Group as a separate public company by the end of this year.

“Tim Taft is a proven leader in the restaurant industry and brings a broad range of experience and skills to Fiesta,” stated Alan Vituli, CEO and Chairman of Carrols Restaurant Group. “Tim’s background as a successful marketer, brand builder and operator in the restaurant industry will provide a great blend of practical knowledge, customer orientation, and team building to our growing Pollo Tropical and Taco Cabana restaurant brands. He joins Fiesta at a very exciting time for the Company.”

Mr. Taft, age 53, succeeds Mr. Vituli as Chief Executive Officer of Fiesta Restaurant Group. Mr. Vituli will remain as the CEO and Chairman of the Board of Carrols Restaurant Group and Chairman of the Board of Fiesta Restaurant Group.

Mr. Taft has over 30 years in the restaurant and hospitality industry having worked his way up from a national account director at a regional advertising agency to become President and Chief Operating Officer at Whataburger, Inc., a made-to-order burger restaurant chain headquartered in Corpus Christi, Texas with over 700 locations in 15 states. Mr. Taft was at Whataburger for over 10 years. Most recently, Mr. Taft served as interim Chief Executive Officer of Souper Salad, Inc., a San Antonio, Texas based company owned by private equity investors.

About the Company

Carrols Restaurant Group, Inc., operating through its subsidiaries, including Carrols Corporation, is one of the largest restaurant companies in the United States. The Company operates three restaurant brands in the quick-casual and quick-service restaurant segments with 550 company-owned and operated restaurants in 16 states as of July 3, 2011, and 35 franchised restaurants in the United States, Puerto Rico, Ecuador, Honduras, Trinidad, the Bahamas and Venezuela. Carrols Restaurant Group owns and operates two Hispanic Brand restaurants, Pollo Tropical and Taco Cabana. It is also the largest Burger King franchisee, based on number of restaurants, and has operated Burger King restaurants since 1976.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent the Company’s expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects”, “intends” or similar expressions. In addition, expressions of our strategies, intentions or plans, (including, without limitation, the Company’s consideration of a potential spin-off transaction) are also forward-looking statements. Such statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in the Company’s and Carrols Corporation’s filings with the Securities and Exchange Commission.